Exhibit 99

Investor News	NYSE:PEG

For further information, contact:

➢ Kathleen A. Lally, Vice President – Investor Relations	Phone: 973-430-6565
➢ Carlotta Chan Lane, Manager - Investor Relations	Phone: 973-430-6596

July 22, 2011

PSEG SUBSIDIARIES FILE SUIT AGAINST DYNEGY

Roseton OL, LLC and Danskammer OL, LLC, indirect subsidiaries of Public Service Enterprise Group (NYSE:PEG) (the “PSEG Entities”), have filed suit against Dynegy Holdings Inc. (“DHI”) in the Delaware Court of Chancery to halt DHI’s proposed transfer of certain of its coal and natural gas power assets to new “bankruptcy remote” subsidiaries. The PSEG entities are owner-lessors of the Danskammer and Roseton electric generating facilities. The lessees are indirect subsidiaries of Dynegy, Inc. and DHI. DHI has guaranteed to the PSEG entities the obligations of the lessees under the leases. As of March 31, 2011, the PSEG Entities had a gross equity investment at risk in the Roseton and Danskammer leases of $270 million.

DHI announced on July 11, 2011 that it intended to transfer certain of its coal and natural gas power assets to bankruptcy remote entities, while transferring its Roseton and Danskammer generating stations lessee interests to an ordinary subsidiary under DHI. The plaintiffs contend that the proposed DHI transfer of its assets is a violation of the DHI guaranty and are therefore seeking a temporary restraining order and permanent injunction preventing DHI from consummating these proposed transfers.

FORWARD-LOOKING STATEMENT

The statements contained in this communication about our and our subsidiaries’ future performance, including, without limitation, future revenues, earnings, strategies, prospects, consequences and all other statements that are not purely historical, are forward-looking statements for purposes of the safe harbor provisions under The Private Securities Litigation Reform Act of 1995. Although we believe that our expectations are based on reasonable assumptions, we can give no assurance they will be achieved. There are a number of risks and uncertainties that could cause actual results to differ materially from what may actually occur. A discussion of some of these risks and uncertainties is contained in our Annual Report on Form 10-K and subsequent reports on Form 10-Q and Form 8-K filed with the Securities and Exchange Commission (SEC). These documents address in further detail our business, industry issues and other factors that could cause actual results to differ materially from those indicated in this communication. Forward looking statements made in this communication only apply as of this date. While we may elect to update forward-looking statements from time to time, we specifically disclaim any obligation to do so, even if our internal estimates change, unless otherwise required by applicable securities laws.